Exhibit 99.1
T-3 Energy Services, Inc. Provides Operational Status and Impact of Recent Hurricanes on its Gulf Coast Manufacturing and Aftermarket Service Facilities
HOUSTON, TEXAS, (PRIMEZONE WIRE) — September 19, 2008. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) today provided an update on its Gulf Coast manufacturing and aftermarket service facilities following its initial impact assessment of Hurricanes Gustav and Ike. T-3 Energy’s Gulf Coast operations include eight out of its twenty one operating facilities located throughout North America. These facilities were impacted both by power loss and personnel evacuations.
Taken together, these facilities accounted for approximately 80% of consolidated revenues for the Company during the first six months ended June 30, 2008. Though the hurricanes caused no major damages or flooding to any T-3 Energy facility, outages due to power loss and personnel evacuations ranged from 2 days to potentially 14 days, depending on the restoration of power within the Houston area for one remaining facility.
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Quarterly Report on Form 10-Q for the period ending June 30, 2008 and its Annual Report on Form 10-K for the year ended December 31, 2007 and other filings of the Company with the Securities and Exchange Commission.

Contact:	James M. Mitchell
Senior Vice President and Chief Financial Officer
713-996-4110